EXHIBIT 10.7

LETTER AGREEMENT, DATED MARCH 21, 2005 BETWEEN MYKROLIS

CORPORATION AND BERTRAND LOY

March 21, 2005

Mr. Bertrand Loy

2 Settlement Way

Acton, MA 01720

Dear Bertrand:

As you know, we have announced that there will be a merger of equals transaction (the “Merger”) between Mykrolis Corporation (the “Company”) and Entegris, Inc. with a new Delaware corporation to be called Entegris, Inc. (“new Entegris”) as the surviving corporation. This transaction has been approved by the Boards of Directors of both Mykrolis and Entegris. While the conclusion of this Merger is still subject to stockholder and regulatory approvals, I want to act promptly to advise you of your role in the combined enterprise and the incentive compensation package that will be offered to you upon the effectiveness of the Merger. We believe that the combination of Mykrolis and Entegris will create exciting, dynamic, growth oriented opportunities for the stockholders and employees of both companies. For this reason we have developed an incentive compensation package for you designed to encourage you to work aggressively towards the successful integration of the two enterprises into a single world class company with performance that makes it a “must-own stock” for investors. I hope the integration of the two businesses will be a smooth process and that you will become a major contributor to the success and growth of the combined enterprise and that in turn your experience as a member of the new Entegris team will be personally rewarding and serve you well in the future.

The provisions of this letter and your employment relationship with new Entegris will be subject to the contingencies set forth in paragraph 7 8 below.

1. Duties, Title and Salary. Your position, duties, and compensation in your employment with new Entegris will be as follows:

Title:	Senior Vice President and Chief Integration Officer

Duties:	Responsible for all integration activities with respect to Mykrolis and new Entegris.

Reporting Point:	CEO

Base Salary:	$267,000 annually, paid bi-weekly.

Incentive Plan:	You will be entitled to participate in the new Entegris management incentive plan at a level commensurate with your position and which will give appropriate recognition to your performance for the Company prior to the Merger. The details of this plan and appropriate transition arrangements will be developed during the integration planning process prior to the effectiveness of the Merger. In the event that you elect to terminate your employment pursuant to paragraph 4 below, you shall be entitled to a pro rata share of the incentive award earned with respect to the year of termination.

Equity Incentive:	Upon the effectiveness of the merger, new Entegris will award you 100,000 shares of restricted stock in new Entegris. The restrictions will lapse with respect to 37.5% of this award on December 31, 2005; an additional 5.21% on the last business day of each of the twelve fiscal quarters of new Entegris following the closing of the Merger. Prior to the time that restrictions lapse, the restricted stock will be non-transferable and will be subject to the risk of forfeiture if your employment with new Entegris terminates. This award will be subject to the terms of the new Entegris standard restricted stock award agreement.

Project Bonus:	Upon successful and timely completion of integration milestones you will also be eligible to receive a one time bonus in the amount of 30% of your annual base salary, in accordance with the Project Completion Bonus Incentive guidelines.

Planning Bonus:	As part of the planning committee you will be eligible to receive a one time planning bonus in the amount of 30% of your pro rated annual base salary during the period from March 1, 2005 through the closing date of the Merger.

During your employment by new Entegris, you agree to devote your entire assigned working time to your duties at new Entegris and to comply with the new Entegris ethics code and with all company policies. Upon becoming a new Entegris employee, you will be given a new employee document package containing employee forms and agreements, which you will be required to promptly complete, sign and return.

2. Prior Employer Service Credit. For purposes of benefit eligibility, vesting, vacation and sick pay accruals for your employment with new Entegris, you will receive service credit based on your prior service with the Company.

3. Change of Control Agreement. Upon the effectiveness of the Merger and as a condition to the equity incentive award described above, you will be required to enter into an executive change of control agreement with new Entegris in replacement and cancellation of your current Amended and Restated Executive Termination Agreement with the Company. This agreement will generally provide for severance benefits and accelerated vesting of stock option and restricted stock awards in the event that your employment with new Entegris is terminated during a period of two years following a change of control (including the change of control effected by the Merger). The severance benefit will generally be equal to two years base salary plus variable compensation at the highest level during the three years prior to any change of control termination of employment. This agreement will also contain a two year non-competition clause.

4. Special Provisions: The initial term of your employment will be until the first anniversary of the closing of the Merger. Commencing with the first anniversary date of the closing of the Merger and continuing for a period of 90 days thereafter you shall have the right and option to terminate your employment with new Entegris and to have that termination treated as an involuntary termination entitling you to the severance and other benefits provided by the

Change of Control Agreement referred to in paragraph 4 above, which shall be no less favorable than those afforded by the Amended and Restated Executive Termination Agreement In addition. any and all restricted stock (including any substituted stock of new Entegris and the restricted stock award provided for in paragraph 1 above under the heading “equity incentive”) shall become free of any restrictions. The provisions of this paragraph 4 shall supersede the definition of involuntary termination contained in such Change of control Agreement.

5. Benefits. As a new Entegris employee, you will be entitled to participate in all benefits that new Entegris currently provides its U.S. employees, subject to the eligibility requirements set forth in new Entegris’s benefit plans and/or policies. New Entegris will reserve the right to change or eliminate the benefits it provides to all employees on a prospective basis at any time. Due to administrative complexities arising out of the post Merger integration of benefit systems, however, there may be certain benefits in which you will not be immediately eligible to participate. To minimize any disruption, your existing benefits will be continued during this interim integration period. Upon becoming a new Entegris employee, you will be eligible for paid holidays pursuant to new Entegris’s holiday schedule, which will be determined at the beginning of each calendar year.

6. 401(k) Savings & Investment Plan. It is expected that new Entegris will offer a 401(k) plan with provisions substantially similar to those of the current 401(k) plan of the Company. It is also expected that you will be eligible to roll your distribution from the Company 401(k) plan into the new Entegris 401(k) plan in accordance with its provisions if you wish to do so. Generally, we expect that new Entegris 401(k) plan will be a combined discretionary employer retirement contribution plan with a target contribution level determined in the discretion of the new Entegris Board of Directors and a 401(k) plan, which will generally provide for an employer match for employee contributions (currently at the rate of 50% of employee qualifying contributions up to 6% of compensation), however, specific provisions of the new Entegris plan will be finalized in the coming weeks.

7. Contingencies. This offer is contingent upon the following:

(a) Successful closing of the Merger;

(b) Your continued, active employment with the Company through the closing of the Merger;

(c) Signing a standard new Entegris Employee Agreement; and

(d) Compliance with federal I-9 requirements (to the extent not already satisfied in connection with your employment with the Company).

This letter, is intended to outline the general terms of your employment with new Entegris and represents a contingent offer of employment with respect to the matters covered by paragraphs 1 through 4 but reflects merely our current thinking concerning the matters discussed in paragraphs 5 and 6, which may be subject to adjustment as we proceed further with the integration planning prior to the Merger. Upon the effectiveness of the Merger, this letter will be assumed by new Entegris.

To indicate your acceptance of this contingent offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it promptly to the V.P. Human Resources for the Company.

We hope your employment with new Entegris will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please contact the VP of HR for the Company.

Very truly yours,

MYKROLIS CORPORATION

/s/ Gideon Argov.
Gideon Argov, Chief Executive Officer

I have read this letter in its entirety and agree to the terms and conditions of employment outlined herein. I understand and agree that this offer of employment is contingent on several factors identified in this letter.

March 21, 2005	/s/ Bertrand Loy.
Date	Signature
Bertrand Loy
Printed Name